EXHIBIT 4 (l)


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                              As of October 6, 1998

United Resources Partners (Dennis Quirk)
Irwin Ginsburg
Richard Heller
James Ellis

          Re: Digital LAVA Inc. (the "Company")

Gentlemen:

     This letter will confirm our understanding concerning your agreement to forebear from and waive certain rights pursuant to promissory notes previously issued to you by the Company. Each of you is referred to below as a "Holder" and collectively as the "Holders".

     The Company currently has the following outstanding obligations to the Holders severally represented by five (5) promissory notes (the "Notes")

Lender                         Amount     Date of Note         Rate     Maturity

United Resources              $50,000        5/30/97           6.00%     5/30/98
(Dennis Quirk)

United Resources              $50,000        5/30/97           6.00%     5/30/98
(Lisa Quirk)

I. Ginsburg                   $50,000        5/30/97           6.00%     5/30/98

R. Heller                     $25,000        5/30/97           6.00%     5/30/98

J. Ellis                      $12,500        5/30/97           6.00%     5/30/98

     The Company acknowledges that, subject to the terms and conditions of this letter agreement, the outstanding principal amount of the Notes, and interest thereon, are now due and payable, the Company has failed to make such payments pursuant to the Notes, and the Company has no defense against payment of the Notes.

     In connection with the loans represented by the Notes, the Company has previously issued to the Holders severally warrants to purchase shares of the Common Stock of the Company (the "Warrants") in the current amounts and for the current exercise price as follows:


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Lender                         No. of Warrants      Current Exercise Price

United Resources                   50,000                   $.90
(Dennis Quirk)

United Resources                   50,000                   $.90
(Lisa Quirk)

I. Ginsburg                        50,000                   $.90

R. Heller                          25,000                   $.90

J. Ellis                           12,500                   $.90

     In consideration for the agreement of each Holder to waive (i) acceleration of their respective Notes, and (ii) the failure of the Company to repay the amounts previously owed under the Notes, and for the other covenants set forth below, each of the Holders severally and the Company agree as follows:

     1. Extension of Maturity Date. The maturity date of each Note is hereby extended to June 30, 1999. Within three (3) business days of the receipt by the Company of the proceeds (the "Payment Date") from the Company's initial public offering currently being initiated by the Company (the "IPO"), the Company shall pay to each Holder, pro rata in proportion to the principal amount of the Notes held by each Holder, the aggregate sum of $93,750.

     2. Payment of Interest. On the Payment Date, the Company shall pay to the Holders interest accrued on the aggregate outstanding principal balance of the Notes of $187,500 at the rate of 6% per annum, calculated as set forth in the Notes, for the period from June 1, 1997, through and including May 30, 1998, and shall also pay to the Holders on the Payment Date interest on the aggregate outstanding principal balance of the Notes of $187,500 at the rate of 12% per annum, calculated as set forth in the Notes, for the period from June 1, 1998, through and including the Payment Date. Thereafter, the Notes shall bear interest on the outstanding principal balance at the rate of 12% per annum payable monthly in arrears on each monthly anniversary of the Payment Date (prorated for any partial months), commencing with the first month following the Payment Date, until paid in full. The outstanding principal balance of the Notes may be prepaid in whole or in part at any time without premium or penalty.

     3. Defaults; Acceleration. Each of the Holders hereby severally and jointly waives any claims it may have against the Company resulting from the failure by the Company to make any payments due under the Notes prior to the date of this letter agreement. If (i) the IPO is terminated by the Company, (ii) the IPO is not successfully consummated on or before December 31, 1998, or (iii) the Company fails to make any interest payment on the Notes due and payable on or after the Payment Date, then from and after the earliest to occur of the foregoing events the entire outstanding principal balance of the Notes shall become due and


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payable, the interest rate payable to the Holders for the period from June 1,
1998 through the date of payment to the Holders of the entire outstanding principal balance of the Notes shall be increased by 4%, for a total interest rate during such period of 16%, and such interest shall be payable on demand.

     4. Warrants. As further consideration for the waiver and forbearance of the Holders set forth above, the Company hereby extends the period in which the Warrants may be exercised by the Holders to 5:30 p.m. New York time on May 30, 2005. In addition, the "Exercise Price" (as defined in the Warrants) is hereby reduced to $.70 per share.

     5. Security Interest. To secure the Company's obligations under the Notes as amended pursuant to this letter agreement, the Company hereby agrees to enter into and deliver to the Holders, for their joint and several benefit, the Security Agreement of even date with this letter agreement (the "Security Agreement") naming Mr. Dennis Quirk as collateral agent for the Holders and certain other secured parties referred to below (the "Collateral Agent"). In addition, the Company shall execute and deliver to counsel for the Holders a UCC-1 Financing Statement with respect to the collateral subject to the Security Agreement (the "Financing Statement"). Holders' counsel shall hold the Financing Statement in escrow, and shall not file or permit the filing of the Financing Statement unless and until the earliest to occur of (i) the termination of the IPO by the Company, (ii) the Payment Date, or (iii) December 31, 1998. If the Financing Statement is filed upon the occurrence of the event or date referenced in subparts (i) and (ii) above, the Holders acknowledge and agree that the liens perfected on and as of such date shall be junior and subordinate to the liens, if any, granted by the Company to State Street Bank and Trust Company on behalf of certain secured lenders to the Company having loaned the aggregate principal amount of $1,750,000 to the Company between November, 1997 and February, 1998. The Holders agree that, upon payment to the Holders of all amounts due under the Notes, the Holders shall cause the collateral agent to execute and deliver to the Company all instruments as the Company may prepare and request necessary to terminate the Financing Statement and the Security Agreement, immediately upon the request of the Company.

     6. Expenses. The Company hereby agrees to reimburse the Holders in the amount of $7,500 for legal fees and expenses incurred by the Holders, immediately upon execution of this letter agreement.

     7. Miscellaneous. This letter agreement, and the amendments and waivers contained herein, shall not be effective unless and until this letter agreement shall have been signed by the Company and each of the Holders. This letter agreement may be executed in multiple counterparts, each of which when taken together shall constitute one and the same agreement.

     This letter agreement shall be governed by the laws of the State of New York, without application of conflict of law principals. The parties hereby consent to the jurisdiction of state and federal courts located in the county of New York, New York, for purposes of any action in connection with this letter agreement, and hereby further consent to service of process by U.S. registered mail, postage prepaid, to the Company c/o Ehrenreich Eilenberg


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Krause & Zivian LLP, 11 East 44th Street, 17th Floor, New York, NY 10017, Attn:
Adam D. Eilenberg, and to the Lenders c/o Friedman & Siegelbaum LLP, Seven Becker Farm Road, Roseland, NJ 07068, Attn: Shepard A. Federgreen, or to such other address as either party may notify the other in accordance with this paragraph.

     This letter agreement sets forth the entire understanding of the Company and the Holders concerning the matters addressed above, and may not be amended except by written instrument signed by the Company and each Holder that agrees to be bound by such amendment. This letter agreement shall be binding on, and shall inure to the benefit of, the Company, the Holders severally, and each of their respective heirs, successors, assigns and representatives. Except as set forth above, the Notes, the Warrants, and all agreements and instruments evidencing the Notes, the Warrants and any other agreements between or among any of the Holders and the Company prior to the date hereof shall remain in full force and effect in accordance with their respective terms.

     Please sign this letter agreement where indicated below and return it to the Company or our counsel at your earliest convenience.


                                   Sincerely,

                                   Digital LAVA, Inc.


                                  By: /s/ Roger Berman
                                      -----------------------------------------
                                      An Authorized Officer





Accepted and agreed as of the date
first written above, by:


United Resources Partners


By: /s/ Dennis Quirk
    --------------------------------
An Authorized Partner


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/s/ Irwin Ginsburg
-------------------------------------
Irwin Ginsburg


/s/ Richard Heller
-------------------------------------
Richard Heller


/s/ James Ellis
-------------------------------------
James Ellis